EX99. – 2n(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-128723 on Form N-2 of our report dated May 30, 2008, relating to the financial statements and financial highlights of PNC Absolute Return TEDI Fund LLC (formerly Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC) appearing in the Annual Report on Form N-CSR of PNC Absolute Return TEDI Fund LLC for the year ended March 31, 2008, and to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

June 27, 2008